Exhibit 99.1

CoreSite Reports Second-Quarter Revenue and FFO per Share Growth
of 18% and 31% Year over Year, Respectively

Second-quarter net income per share of $0.37 increased 68% year over year

DENVER, CO — July 28, 2016 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the second quarter ended June 30, 2016.

Quarterly Highlights

•                  Reported second-quarter net income per diluted share of $0.37, representing 68.2% growth year over year

•                  Reported second-quarter funds from operations (“FFO”) of $0.89 per diluted share and unit, representing 30.9% growth year over year

•                  Reported second-quarter total operating revenues of $96.1 million, representing an 18.1% increase year over year

•                  Executed a record 171 new and expansion data center leases comprising 48,147 net rentable square feet (NRSF), representing $7.7 million of annualized GAAP rent at a rate of $159 per square foot

•                  Commenced 157,642 net rentable square feet of new and expansion leases representing $8.7 million of annualized GAAP rent at a rate of $55 per square foot, including the 136,580 square foot powered-shell build-to-suit in Santa Clara

•                  Realized rent growth on signed renewals of 5.2% on a cash basis and 9.4% on a GAAP basis and recorded rental churn of 2.1%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We are pleased that our focused efforts and consistent execution resulted in another quarter of solid financial and operational performance.” Mr. Ray continued, “We made strong progress against our goal of increasing transaction volume, with a record 171 new and expansion leases signed in Q2, as well as further diversifying our customer base with 31 net new logos added across our platform. Our core colocation and interconnection-solutions business produced strong results and we believe we continue to drive differentiated value in our portfolio with the launch of new cloud on-ramps in our platform. We believe that CoreSite remains well-positioned to strengthen the value of its communities of interest within its network-rich, cloud-enabled data center platform.”

Financial Results

CoreSite reported FFO per diluted share and unit of $0.89 for the three months ended June 30, 2016, an increase of 30.9% compared to $0.68 per diluted share and unit for the three months ended June 30, 2015. On a sequential-quarter basis, FFO per diluted share and unit increased 3.5%.

Total operating revenues for the three months ended June 30, 2016, were $96.1 million, an 18.1% increase year over year and an increase of 3.9% on a sequential-quarter basis. CoreSite reported second-quarter net income attributable to common shares of $12.0 million, or $0.37 per diluted share.

Sales Activity

CoreSite executed 171 new and expansion data center leases representing $7.7 million of annualized GAAP rent during the second quarter, comprised of 48,147 NRSF at a weighted-average GAAP rental rate of $159 per NRSF.

CoreSite’s second-quarter data center lease commencements totaled 157,642 NRSF at a weighted average GAAP rental rate of $55 per NRSF, which represents $8.7 million of annualized GAAP rent.  CoreSite’s second-quarter lease commencements include the 136,580 square foot powered-shell build-to-suit at SV6 in Santa Clara, which commenced on May 1, 2016.

CoreSite’s renewal leases signed in the second quarter totaled $8.5 million in annualized GAAP rent, comprised of 70,028 NRSF at a weighted-average GAAP rental rate of $122 per NRSF, reflecting a 5.2% increase in rent on a cash basis and a 9.4% increase on a GAAP basis. The second-quarter rental churn rate was 2.1%, and included 100 basis points of churn related to CoreSite’s original full-building customer at SV3, as previously disclosed.

Development Activity

Denver — Subsequent to the end of the second quarter, CoreSite executed a lease providing for expansion at its DE1 facility. The 10-year lease — with renewal rights for four, 5-year extensions at fixed rental rates — is for 23,000 square feet of shell capacity to support CoreSite’s build out of turn-key data center capacity in two or more phases. CoreSite expects to substantially complete construction of the initial phase of 8,000 square feet in the first quarter of 2017, at a cost of approximately $14 million.

Santa Clara — During the second quarter, CoreSite placed into service 136,580 square feet at SV6, a powered-shell build-to-suit for a strategic customer; this capacity was 100% leased and occupied at June 30, 2016. Additionally, as of the end of the second quarter, CoreSite had 230,000 square feet of turn-key data center capacity under construction at SV7. As of June 30, 2016, CoreSite had incurred $151.6 million of the estimated $190.0 million required to complete this development and expects to substantially complete construction in the third quarter of 2016. SV7 was 58.5% pre-leased as of the end of the second quarter.

Northern Virginia — During the second quarter, CoreSite placed into service 48,137 square feet of turn-key data center space at Phase 4 at VA2. CoreSite’s Reston campus is now fully built out and was 79.4% occupied as of June 30, 2016.

Los Angeles — During the second quarter, CoreSite placed into service 43,345 square feet of turn-key data center space at LA2. As of June 30, 2016, this space was 21.2% leased and 7.1% occupied.

Balance Sheet and Liquidity

As of June 30, 2016, CoreSite had net principal debt of $497.8 million, correlating to 2.4 times second-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $612.8 million, correlating to 3.0 times second-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $2.2 million of cash available on its balance sheet and $345.5 million of capacity available under its revolving credit facility.

Dividend

On May 20, 2016, CoreSite announced a dividend of $0.53 per share of common stock and common stock equivalents for the second quarter of 2016. The dividend was paid on July 15, 2016, to shareholders of record on June 30, 2016.

CoreSite also announced on May 20, 2016, a dividend of $0.4531 per share of Series A preferred stock for the period April 15, 2016, to July 14, 2016. The preferred dividend was paid on July 15, 2016, to shareholders of record on June 30, 2016.

2016 Guidance

CoreSite is increasing its 2016 guidance of FFO per diluted share and unit to a range of $3.56 to $3.64 from the previous range of $3.52 to $3.60. In addition, CoreSite is increasing its 2016 guidance for net income attributable to common shares to a range of $1.41 to $1.49 from the previous range of $1.28 to $1.36, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in the Cowen and Company Communications Infrastructure Summit on August 9th in Boulder, Colorado and the Bank of America Merrill Lynch 2016 Global Real Estate Conference on September 13th in New York, New York.

Conference Call Details

CoreSite will host a conference call on July 28, 2016, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13639460. The replay will be available until August 11, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 900 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv | Vice President of Investor Relations and Media/Public Relations
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015
Assets:
Investments in real estate:
Land	$82,463	$74,819
Buildings and improvements	1,174,099	1,037,127
	1,256,562	1,111,946
Less: Accumulated depreciation and amortization	(323,919)	(284,219)
Net investment in operating properties	932,643	827,727
Construction in progress	210,415	183,189
Net investments in real estate	1,143,058	1,010,916
Cash and cash equivalents	2,243	6,854
Accounts and other receivables, net	13,802	12,235
Lease intangibles, net	3,707	4,714
Goodwill	41,191	41,191
Other assets, net	92,329	86,633
Total assets	$1,296,330	$1,162,543

Liabilities and equity:
Liabilities
Debt, net	$496,199	$391,007
Accounts payable and accrued expenses	115,533	75,783
Accrued dividends and distributions	28,326	28,104
Deferred rent payable	7,442	7,934
Acquired below-market lease contracts, net	4,267	4,693
Unearned revenue, prepaid rent and other liabilities	31,232	28,717
Total liabilities	682,999	536,238

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	334	301
Additional paid-in capital	433,637	390,200
Accumulated other comprehensive loss	(3,029)	(493)
Distributions in excess of net income	(99,942)	(88,891)
Total stockholders’ equity	446,000	416,117
Noncontrolling interests	167,331	210,188
Total equity	613,331	626,305

Total liabilities and equity	$1,296,330	$1,162,543

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating revenues:
Data center revenue:
Rental revenue	$52,364	$50,371	$44,824	$102,735	$86,147
Power revenue	26,401	25,574	21,672	51,975	41,239
Interconnection revenue	12,977	12,742	10,595	25,719	20,810
Tenant reimbursement and other	2,326	1,830	2,276	4,156	3,692
Total data center revenue	94,068	90,517	79,367	184,585	151,888
Office, light-industrial and other revenue	2,022	1,963	1,969	3,985	4,103
Total operating revenues	96,090	92,480	81,336	188,570	155,991

Operating expenses:
Property operating and maintenance	25,576	24,663	22,084	50,239	41,762
Real estate taxes and insurance	3,070	3,065	3,270	6,135	5,205
Depreciation and amortization	26,227	24,770	24,046	50,997	46,862
Sales and marketing	4,501	4,221	4,256	8,722	8,038
General and administrative	8,818	8,720	7,952	17,538	15,817
Rent	5,334	5,417	5,007	10,751	10,250
Transaction costs	6	3	45	9	45
Total operating expenses	73,532	70,859	66,660	144,391	127,979

Operating income	22,558	21,621	14,676	44,179	28,012
Gain on real estate disposal	—	—	—	—	36
Interest income	—	1	2	1	4
Interest expense	(2,680)	(2,012)	(1,730)	(4,692)	(2,995)
Income before income taxes	19,878	19,610	12,948	39,488	25,057
Income tax expense	(43)	(4)	(66)	(47)	(115)
Net income	19,835	19,606	12,882	39,441	24,942

Net income attributable to noncontrolling interests	5,715	6,261	5,259	11,976	10,667
Net income attributable to CoreSite Realty Corporation	14,120	13,345	7,623	27,465	14,275
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
Net income attributable to common shares	$12,035	$11,261	$5,538	$23,296	$10,106

Net income per share attributable to common shares:
Basic	$0.38	$0.37	$0.23	$0.75	$0.44
Diluted	$0.37	$0.37	$0.22	$0.74	$0.43

Weighted average common shares outstanding:
Basic	32,022,845	30,252,693	24,536,583	31,137,769	22,963,111
Diluted	32,435,606	30,694,747	25,055,195	31,554,157	23,525,316

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$19,835	$19,606	$12,882	$39,441	$24,942
Real estate depreciation and amortization	24,864	23,385	21,343	48,249	41,596
Gain on real estate disposal	—	—	—	—	(36)
FFO	$44,699	$42,991	$34,225	$87,690	$66,502
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
FFO available to common shareholders and OP unit holders	$42,614	$40,907	$32,140	$83,521	$62,333

Weighted average common shares outstanding - diluted	32,436	30,695	25,055	31,554	23,525
Weighted average OP units outstanding - diluted	15,239	16,856	22,344	16,047	23,844
Total weighted average shares and units outstanding - diluted	47,675	47,551	47,399	47,601	47,369

FFO per common share and OP unit - diluted	$0.89	$0.86	$0.68	$1.75	$1.32

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliations of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$19,835	$19,606	$12,882	$39,441	$24,942
Adjustments:
Interest expense, net of interest income	2,680	2,011	1,728	4,691	2,991
Income taxes	43	4	66	47	115
Depreciation and amortization	26,227	24,770	24,046	50,997	46,862
EBITDA	$48,785	$46,391	$38,722	$95,176	$74,910
Non-cash compensation	2,311	2,093	1,792	4,404	3,361
Gain on real estate disposal	—	—	—	—	(36)
Transaction costs / litigation	26	3	45	29	275
Adjusted EBITDA	$51,122	$48,487	$40,559	$99,609	$78,510

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.